Exhibit 99.1

Bitstream Inc. Reports Third Quarter Results for 2011

The Company reported a 14% increase in revenue for the third quarter to $6,808,000 as compared to $5,982,000 in the third quarter of 2010.

MARLBOROUGH, Mass. —(Business Wire)—November 14, 2011—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue increased by $826,000 or 14% to $6,808,000 for the three months ended September 30, 2011 as compared to total revenue of $5,982,000 for the three months ended September 30, 2010. The Company’s aggregate cash, cash equivalents, and investments at September 30, 2011 totaled $10,505,000, an increase of $103,000 from a balance of $10,402,000 at June 30, 2011.

GAAP Loss

Our loss from operations increased $720,000 to $1,811,000 for the three months ended September 30, 2011, as compared to $1,091,000 for the three months ended September 30, 2010. Our net loss increased $776,000 to $1,950,000 or $0.19 per share for the three months ended September 30, 2011 as compared to $1,174,000 or $0.12 per share for the three months ended September 30, 2010.

Non-GAAP Loss

Our non-GAAP results exclude stock-based compensation expense, the amortization of intangible assets primarily acquired from Press-Sense Ltd., acquisition costs for certain assets of Press-Sense Ltd., the cost of the resignation agreement with our former CEO, and transaction costs associated with merger and separation activities. Our non-GAAP loss from operations increased $184,000 to $771,000 for the three months ended September 30, 2011, as compared to $587,000 for the three months ended September 30, 2010. Our non-GAAP net loss increased $240,000 to $910,000 or $0.09 per share for the three months ended September 30, 2011, as compared to $670,000 or $0.07 per share for the three months ended September 30, 2010. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

“We are pleased to report that revenues across all of our product lines increased in the third quarter as compared to the same quarter in 2010,” said Amos Kaminski, Executive Chairman and Chief Executive Officer. “Revenue for our Pageflex product line increased 28% as compared to the third quarter of 2010 and the addition of Elly Perets as Vice President of Sales and Marketing last quarter has been a strong addition in our effort to drive our marketing strategy and expand the reach of Pageflex products into new regions. During the quarter we released our first mobile application through the Apple App Store and announced a partnership and OEM agreement with Heidelberg Druckmaschinen AG for Pageflex Storefront.”

“As a result of our ongoing exploration of strategic alternatives, we announced on November 10, 2011 that we entered into a definitive agreement to sell our font business to Monotype Imaging Holdings Inc. (NASDAQ: TYPE) in a cash merger valued at $50 million, subject to closing adjustments. Prior to the closing of the merger, we will distribute to Bitstream shareholders shares of a newly-formed company, Marlborough Software Development Holdings Inc. that was formed to hold all of Bitstream’s non-font assets, including the Pageflex business and Bolt browser technology.”

The Merger Transaction

The merger between Bitstream and Monotype Imaging will be effected as a cash merger of a subsidiary of Monotype Imaging into Bitstream. Prior to the closing of the merger, Bitstream will distribute to Bitstream shareholders shares of a newly-formed company, Marlborough Software Development Holdings Inc. (“MSDH”), that was formed to hold all of Bitstream’s non-font assets, including the Pageflex business and Bolt browser technology. MSDH will also assume certain liabilities from Bitstream, primarily those related to the non-font assets.

Bitstream anticipates that the merger and the spin-off of MSDH will be taxable transactions to Bitstream’s shareholders. These and other considerations will be set forth in greater detail in a proxy statement to be filed with the Securities and Exchange Commission in connection with the special meeting to approve the merger transaction. The merger transaction is subject to the completion of customary closing conditions, including the consummation of the spin-off transaction, and the approval of Bitstream’s shareholders.

The spin-off transaction is subject to the effectiveness of the registration statement on Form S-1 filed by MSDH on November 10, 2011 with the Securities Exchange Commission with respect to the spin-off transaction. The merger and spin-off transactions are expected to close in the first quarter of 2012.

Additional information regarding MSDH and the proposed spin-off is contained in the registration statement filed by MSDH regarding the spin-off transaction. The registration statement relating to the MSDH securities has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the MSDH securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information about the Merger and Where to Find it

In connection with the transactions contemplated by the merger agreement, Bitstream will file a proxy statement with the SEC. Additionally, Monotype Imaging and Bitstream will file other relevant materials in connection with the proposed acquisition of Bitstream by Monotype Imaging pursuant to the terms of the merger agreement. The materials to be filed by Monotype Imaging and Bitstream with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of Bitstream are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Bitstream and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Bitstream in connection with the merger. Information about executive officers and directors of Bitstream and their ownership of Bitstream common stock is set forth in Bitstream’s proxy statement, which was filed with the SEC on May 2, 2011 and is supplemented by other public filings made, and to be made, with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Bitstream and its executive officers and directors in the merger by reading the proxy statement and the other filings and documents referred to above.

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2010, as supplemented by Bitstream’s subsequent quarterly reports on Form 10-Q in 2011. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, as well as expenses from the amortization of intangible assets primarily acquired from Press-sense Ltd. , the acquisition costs for acquiring certain assets of Press-sense Ltd., transaction costs associated with the merger and separation, and direct costs related to the resignation of our former CEO.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of Bitstream’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business.

These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of Bitstream’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate Bitstream’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Bitstream Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Software licenses	$5,207	$4,739	$16,021	$13,075
Services	1,601	1,243	4,919	3,550

Total revenue	6,808	5,982	20,940	16,625

Cost of revenue:
Software licenses	2,936	2,346	8,598	6,644
Services	666	518	1,822	1,472

Total cost of revenue	3,602	2,864	10,420	8,116

Gross profit	3,206	3,118	10,520	8,509

Operating expenses:
Marketing and selling	1,129	945	3,215	2,647
Research and development	2,128	2,057	6,402	5,076
General and administrative	1,760	1,207	5,073	2,994

Total operating expenses	5,017	4,209	14,690	10,717

Operating loss	(1,811)	(1,091)	(4,170)	(2,208)

Interest and other income (expense), net	(62)	45	143	109

Loss before provision for income taxes	(1,873)	(1,046)	(4,027)	(2,099)
Provision for income taxes	77	128	208	158

Net loss	$(1,950)	$(1,174)	$(4,235)	$(2,257)

Basic and diluted net loss per share	$(0.19)	$(0.12)	$(0.41)	$(0.23)

Basic and diluted weighted average shares outstanding	10,394	9,921	10,242	9,878

Bitstream Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,913	$3,057
Accounts receivable, net	1,259	1,999
Prepaid expenses and other current assets	696	750
Short-term investments	114	114

Total current assets	5,982	5,920

Property and equipment, net	665	606
Restricted cash	191	144
Other	51	43
Goodwill	3,526	3,526
Intangible assets, net	3,182	3,479
Capitalized software development costs	554	—
Long-term investments	6,478	8,097

Total assets	$20,629	$21,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,903	$1,155
Accrued payroll and other compensation	1,061	746
Other accrued expenses	744	667
Deferred revenue	2,533	2,413

Total current liabilities	6,241	4,981

Long-term deferred revenue	442	105
Long-term deferred rent	513	530

Total liabilities	7,196	5,616

Total stockholders’ equity	13,433	16,199

Total liabilities and stockholders’ equity	$20,629	$21,815

Bitstream Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating loss:
GAAP operating loss	$(1,811)	$(1,091)	$(4,170)	$(2,208)
Stock-based compensation	135	293	488	778
Amortization of intangible assets	104	102	312	149
Press-Sense acquisition costs	—	109	—	431
Bitstream merger and separation costs	801	—	1,092	—
Resignation costs, former CEO	—	—	695	—

Non-GAAP operating loss	$(771)	$(587)	$(1,583)	$(850)

Net loss:
GAAP net loss	$(1,950)	$(1,174)	$(4,235)	$(2,257)
Stock-based compensation	135	293	488	778
Amortization of intangible assets	104	102	312	149
Press-Sense acquisition costs	—	109	—	431
Bitstream merger and separation costs	801	—	1,092	—
Resignation costs, former CEO	—	—	695	—

Non-GAAP net loss	$(910)	$(670)	$(1,648)	$(899)

Net loss per share:
GAAP net loss per share	$(0.19)	$(0.12)	$(0.41)	$(0.23)
Stock-based compensation per share	0.01	0.03	0.04	0.08
Amortization of intangible assets per share	0.01	0.01	0.03	0.02
Press-Sense acquisition costs per share	—	0.01	—	0.04
Bitstream merger and separation costs	0.08	—	0.11	—
Resignation costs, former CEO per share	—	—	0.07	—

Non-GAAP net loss per share	$(0.09)	$(0.07)	$(0.16)	$(0.09)

For the three months ended September 30, 2011 and 2010, net loss per share is based on 10,394 and 9,921, basic weighted average shares outstanding, respectively. For the nine months ended September 30, 2011 and 2010, net loss per share is based on 10,242 and 9,878, basic weighted average shares outstanding, respectively.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com